EXHIBIT 23.6

TIMOTHY ONG, LIM & PARTNERS
ADVOCATES&SOLICITORS COMMISSIONER FOR OATHS NOTARY PUBLIC Timothy Ong Kian Wei Lim Cheong Peng Ng Thin Wah p.b.m.	ACRA UEN: 53130979K 239-B Victoria Street Bugis Village Singapore 188029 Tel : 6334 1838 Fax : 6334 3800 Email : tolplaw@singnet.com.sg

Consultant
Shium Hiong Choo

Your Ref:
Our Ref:          LCP 007 01  13 b

Thursday, August 8, 2013

E-World USA Holding, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has rendered a legal opinion attached hereto (the “Opinion”) in connection with issues relating to compliance with the laws of Singapore by E-World USA Holding, Inc. (the “Company”) as set forth in a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the U. S. Securities and Exchange Commission filed on November 9, 2012.

We have reviewed SEC comments in relation to the compliance with the laws of Singapore by E-World USA Holding, Inc. in a email to the Company from the SEC dated December 7, 2012 addressed to Mr. Denies Wang in particular whether the business activities of E-World USA Holding, Inc. are in compliance with the provision under Singapore’s Multi-Level Marketing and Pyramid Selling (Excluded Schemes & Arrangement) Order 2000. Based on the reasons set forth in the opinion, we are of the view that the business activities of E-World USA Holding, Inc. as described in the Opinion and the Registration Statement are in full compliance with the laws of Singapore.

We have at the request of Mr Daniew Wang, Written a letter dated 30 July 2013 in response to SEC query i.e confirm that while there is no payment or compensation for introduction or recruitment of new member, there is, however, a referral bonus when a referee member purchased products for personal use or upgrade from his/her general membership.

Notwithstanding the foregoing paragraph, or any other language in this consent, we reiterate our opinion under the laws of Singapore that the foregoing referral bonus process utilized by E-World USA Holding Inc. is in compliance with the Multi-Level Marketing laws and regulations of Singapore law.

We hereby consent to the discussion of the Opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the "Interests of Named Experts" section of the Registration Statement.

Yours faithfully

TIMOTHY ONG, LIM & PARTNERS
LIM CHEONG PENG